Exhibit T3A-55

Exhibit T3A-55 - 1 - [ILLEGIBLE] Lubbers en Dijk notarissen Koningslaan 4 - 1075 AC Amsterdam telefoon: 020 - 5736311 fax: 020 - 6799828 e-mail: mai1@lubbers.nl Dossier: 2005.003545.01/YL OPRICHTING BESLOTEN VENNOOTSCHAP Op vierentwintig augustus tweeduizend vijf is voor mlj, mr. Gerard Strang, notaris te Amsterdam, verschenen: mevrouw Yvonne Ernestina Luberti-Karssen, geboren te Amsterdam op dertig november negentienhonderd negenenveertig, woonplaats kiezende ten kantore van Lubbers en Dijk notarissen te 1075 AC Amsterdam, Koningslaan 4, te dezen handelend als schrittelijk gemachtigde van: de vennootschap naar het recht van Cyprus: Weatherford Global Products Limited, kantoorhoudende te PC8047 Paphos, Cyprus, Griva Digenl 58, hlema te noemen: "de oprichter". De comparant, handelend als gemeld, verklaarde dat de genoemde oprichter hierbij een besloten vennootschap met beperkte aansprakelijkheid opricht en daarvoor vaststelt de volgende Statuten Naam, zetel, duur en doel Artikel 1 1. De vennootschap draagt de naam: Weatherford Holding B.V. Zij is gevestigd te Amsterdam maar kan ook elders kantoren of bedrijfsveslkjingen hebben. De vennootschap is aangegaan voor onbepaalde tijd. 2. De vennootschap heeft ten doel: a. het oprichten van, het op enigertel wijze deelnemen In, het op andere wijze een belang nemen In, het besturen van en het toezicht houden op, het verstrekken van adviezen en het verienen van diensten aan andere vennootschappen en ondernemingen, van welke aard ook; b. het verebekken van periodleke ultkeringen; c. het financieren van ondermemingen en vennootschappen; d. het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten; e. het verstrekken van garanties, het verbinden van de vennootschap ten behoeve van ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en ten behoeve van derden; f. het voor eigen rekening of voor rekening van derden verkrijgen, vervreemden, bezwaren, exploiteren, huren, verhuren en op andere wijze in gebrulk of genot verkrijgen en geven van registergoederen; g. het verhandelen van valuta, effecten en vermogenswaarden in het algemeen; h. het exptolteren en verhandelen van palenten, merkrechten, vergunningen, know how en andere industriele eigendomsrechten; i. het verrichten van alle soorten industriele, financiele en commerciele activiteiten; en al hetgeen met vorenstaande verband houdt of daartoe bevorderlijk kan zljn, alles in de ruimste zin van het woord. Kapitaal, aandelen 2005/rep.nr.

- 2 - Artikel 2 1. Het maatschappelljk kapitaal bedraagt nsgentidulzend euro (€ 90.000,-), verdeeld in negenhonderd (900) aandelen van nominaal éénhonderd euro (€ 100,-) elk. 2. De aandelen luiden op naam. Aandeelbewijzen warden niet uitgegeven. 3. De vennootschap is niet bevoegd te bedingen dat bij het nemen van een aandeel daarop minder dan het nominale bedrag wordt gestort. 4. De vennootschap verleent geen medewerking aan de ultgifte van certificaten van aandelen. 5. Ingeval van vruchtgebrulk of pandrecht op aandelen komt het stemrecht slechts toe aan de aandeelhouder. Eigen aandelen Artikel 3 1. De vennootschap kan blj ultgjfte van aandelen geen eigen aandelen nemen. De vennootschap mag volgestorte eigen aandelen of cerfiticaten daarvan verkrljgen, doch slechts om niet of met inachtneming van het dlenaangaande in de wet bepaalde. 2. De vennootschap mag niet, met het oog op het nemen of verkrijgen door anderen van aandelen in haar kapitaal of van certificaten daarvan, zekerheld stellen, een koersgarantie geven, zich op andere wijze sterk maken of zich hoofdelijk of anderszins naast of voor anderen verblnden. Dlt verbod geldt ook voor haar dochtermaatschappijen. De vennootschap is bevoegd leningen met het oog op het nemen of verkrijgen van aandelen In haar kapitaal of van certificaten daarvan te verstrekken tot ten hoogste het bedrag van de ultkeerbare reserves, doch slechts met goedkeuring van de algemene vergadering. De vennootschap houdt krachtens de wet een nlet-ultkeerbare reserve aan tot het ultstaande bedrag van de genoemde leningen. 3. Vervreemding van of vestiging van een beperkt recht op eigen aandelen geschiedt krachtens besluit van de algemene vergadering. Op het vervreemden is het in artikel 7 bepaatde van toepassing. Terugbetaling op aandelen Artikel 4. Terugbetaling op aandelen kan slechts geschleden, nadal de statuten zijn gewijzigd en overeenkomstig die wijziging. De terugbetallng geschiedt steeds naar evenredigheid op alle aandelen; van het vereiste van evenredigheid mag worden afgeweken met instemming van alle betrokken aandeelhouders. Het gestorte kapitaal mag niet kielner worden dan het ten tilde van het besiult van de algemene vergadering tot statutenwijziging door de wet voorgeschreven minimum kapitaal. Register van aandeelhouders Artikel 5 1. De directie houdt een register waarin de namen en adressen van alle houders van aandelen zijn opgenomen met vermelding van de datum waarop zij de aandelen hebben verkregen, ingeval van levering de datum van erkenning of betekening, alsmede van het op ieder aandeel gestorte bedrag. 2. ledere aandeelhouder, pandhouder en vruchtgebruiker van aandelen is verplicht er voor te zorgen dat zijn adres bij de vennootschap bekend is. 3. Het register wordt regelmatig bijgehouden; elke aantekening wordt door de directie

- 3 - [ILLEGIBLE] ondertekend. Levering van aandelen Artikel 6 De levering van aandelen of de vestiging of de levering van een beperkt recht daarop geschiedt door een daartoe bestemde ten overstaan van een in Nederland standplaats hebbende notaris verteden akte waarbij de betrokkenen partij zijn. Blokkeringsregeling Artikel 7 1. Een aandeelhouder is siechts met goedkeuring van de algemene vergadering bevoegd een of meer van zljn aandelen te vervreemden. 2. Een aandeelhouder geeft van zljn verzoek om goedkeuring per brief kennls aan de directie. Hij vermeldt daarbij het aantal aandelen, waarop het verzoek betrekking heeft, de naam en het adres van degene aan wie hij de aandelen wil overdragen en het door deze geboden bedrag. Hiervan doet de directie onmiddeijk mededeling aan alle aandeelhouders, die hij daarbij tevens oproept tot een algemene vergadering. 3. De algemene vergadering spreekt zich over het verzoek uit binnen drie maanden nadat de in lid 2 genoemde brief is verzonden. De overdracht moet plaatevlnden binnen drie maanden nadat de goedkeuring is verleend of geacht wordt te zijn verleend; de goedkeuring wordt geacht te zijn verleend Indian de algemene vergadering zich niet tijdig heeft ultgesproken danwel niet gelijktijdlg met de weigering van de goedkeuring, aan de verzoeker opgave doet van één of meer gegadigden die bereld zijn al de aandelen waarop het verzoek betrekking heeft tegen contante betaling te kopen. De vennootschap kan slechts met instemming van de verzoeker als gegadigde optreden. 4. De prijs wordt door de verzoeker en de door hem aanvaarde gegadigden In onderting overteg vastgesteld. Indien binnen één maand na de aanwljzing van de gegadlgden geen overeenstemming over de prijs wordt berelkt, wordt de prijs vastgesteld door een - Indian de aanbleder dit verlangt, onafhankelijke - deskundige, door de verzoeker en de gegadigden in onderting overleg te benoemen en indien zij het daarover binnen twee maanden na de aanwijzing van de gegadigden niet eens worden, op verzoek van de meest gerede partij aan te wijzen door de Kantonrechter binnen wiens kanton de vennootschap statutalr is gevestigd. De deskundige brengt de ultslag van zljn taxatie schritftenijk tar kennis van de verzoeker en de gegadigden. 5. De verzoeker moet binnen een maand nadat de uitslag van de taxatie aan hem is medegedeeld schriftelljk mededeling doen of hij tot verkoop besluit. 6. De bepalingen van dit artikel gelden niet indien de aandeelhouder krachtens de wet tot overdracht van zijn aandeel aan een eerdere houder verplicht is. Bestuur Artikel 8 1. De vennootschap wordt bestuurd door een directie bestaande ult één of meer directeuren die worden benoemd door de algemene vergadering. 2. De algemene vergadering stelt het aantal en de bezoldiging van de directeuren vast. 3. De directeuren kunnen te allen tijde door de algemene vergadering worden

- 4 - geschorst of ontslagen. Een schoreing kan nimrner langer dan drie maanden duren. 4. Ingeval van ontstentenis of belet van een directeur zijn de overige dlrecleuren of is de andere directeur met het bestuur belast. Ingeval van ontstentenis of belet van alle directeuren of van de enlge directeur, is tijdelljk met het bestuur belast, degene die daartoe door de algemene vergadering is aangewezen. Artikel 9 1. De directie is belast met het besturen van de vennootschap. 2. De directie vertegenwoordigt de vennootschep. De bevoegdheid tot vertegenwoordlglng komt mede aan ledere directeur toe, ook in geval van tegenstrijdig belang. 3. De directie kan functionarlssen met algemene of beperkte vertegenwoordlgingsbevoegdheid aanstelten. Elk hunner vertegenwoordigt de vennootschep met Inachtneming van de begrenzing aan zijn bevoegdheid gesteid, Hun titutatuur wordt door de directie bepaald. 4. Ongeacht of er sprake is van een tegenstrijdig belang worden rechtshandellngen van de vennootschap jegens de houder van allo aandelen of jegens een deelgenoot in enlge huweiyksgemaenschap of gemeenschap van een geregistreerd partnerschap waartoe alle aandelen behoren, waarbij de vennootschap wordt vertegenwoordigd door deze aandaelhouder of door een van de deelgenoten, schriftelijk vastgelegd. Voor de toepassing van de vorige zin worden aandelen gehouden door de vennootschap of Kaar dochtermaatschappijen niet meegeteld. Het in dit ild bepaalde is niet van toepassing op rechtshandelingen die onder de bedongen voorwaarden tot de gewone bedriffiaultoefening van de vennootschap behoren. 5. De directle houdt van de genomen aandeelhouderabeslulten aantekening. 6. Besluiten van de directle kunnen schriftelijk - waaronder begrepen per electronlsch mailbericht of telefaxbertcht - worden genomen, in plaats van in een vergadering. Boekjaar, jaarrekenlng, jaarverslag Artlkel 10 1. Het boekjaar van de vennootschap is gelijk aan het kalenderjaar. 2. De balans met de winst en verllesrekening met als bijlage de toellchtlng op deze stukken, tezamen genoemd de jaarrekenlng, worden opgemaakt door de directie en telkenjare blnnen vljf maanden na aftoop van een boekjaar met het jaarverslag voor de aandeelhauders ter Irtzage gelegd ten kantore van de vennootschap. De algemene vergadering is bevoegd am op grand van bijzondere omstandigheden de termljn van vljf maanden met ten hoogste zes maanden te verlengen. 3. De jaarrekenlng wordt ondertekend door alle directeuren: ontbreekt de handtekening van één of meer hunner, dan wordt daarvan onder opgave van de reden melding gemaakt 4. De jaarrekening, het jaarverslag en de gegevens welke krachtens artlkel 392 lid 1 van de wet eraan dienen te worden toegevoegd liggen vanaf da dag van oproeping tot de vergadering, bestamd tot behandellng van de jaarrekenlng, ten kantore van da vennootschap voor aandeelhouders ter irtzage. Zij kunnen vanaf de dag van oproeping kasteloos afschriften verkrijgen. 5. De jaanekening kan nlet worden vastgesteld Indian de wet de benoeming van een registeraccountant of een Accountant Adrninfstratleconsulent als bedoeid in artikel

- 5 - [ILLEGIBLE] 393 lid 1 van de wet, voorschrijfl en het tot vaststelling bevoegde orgaan geen kennis heeft kunnen nemen van de accountantsverklaring die aan de jaarrekening moest zijn toegevoegd, onverminderd het bepaalde in afdelingen 8 en 9 van titel 9 van book 2 van de wet. 6. De algemene vergadering is het tot vaststelling van de jaarrekening bevoegde orgaan. 7. De dlrectle is verplicht de jaarrekening en de administratie zeven Jaar lang te bewaren. De op een gegevensdrager aangebrachte gegevens, uitgezonderd de op papier gestelde balans en winst- en verliesrekening, kunnen op een andere gegevensdrager worden overgebracht en bewaard mits de overbrenging geschiedt met juiste en voliedige weergave der gegevens en deze gegevens gedurende de volledige bewaartijd beschikbaar zijn en binnen redelijke tijd leesbaar kunnen worden gemaakt. 8. De directie is bevoegd een deskundige te benoemen (en is ingeval de wet de benoeming als bedoeld in lid 5 van dit artikel voorschrijft en de algemene vergadering de benoeming achterwege liet, verplicht een registeraccountant of een Accountant-Administratieconsulent als bedoeld in artikel 393 lid 1 van de wet als deskundige en tot het verrichten van de door de wet voorgeschreven werkzaamheden te benoemen) om regelmatig toezicht te houden op de administratie en om versiag aan de directie uit te brengen omtrent het ontwerp van de jaarrekening. Winst Artikel 11 1. De winst is ter beschlkking van de algemene vergadering met inachtneming van de eventuele verplichting tot het aanhouden van wettelljke reserves. 2. Tot het geheel of gedeeltelijk opheffen van reserves anders dan door vaststelling van de jaarrekening is de algemene vergadering bevoegd. Ten lastse van de door de wet voorgeschreven reserves mag een tekort slechts worden gedelgd voorzover de wet dat toestaat. 3. De vennootschap kan aan de aandeelhouders en andere gerechtigden tot de voor uitkering vatbare winst slechts uitkeringen doen voorzover haar elgen vermogan groter is dan het bedrag van het gestorte en opgevraagde deel van het kapitaal vermeerderd met de reserves die krachtens de wet of de statuten moeten worden aangehouden. 4. Bij de berekerding van de winstverdeling tallen de aandelen die de vennootschap in haar elgen kapitaal houdt niet mee en daarop wordt geen winst uitgekeerd, behoudens indien en voorzover het betreft met vruchtgebruik belaste aandelen waarop reeds ten tijde van de verkrijging door de vennootschap een vruchtgebruik gevestigd was. Zij geven evernin recht op een aandeel in het liquidatiesatdo. 5. De directie is bevoegd een interim-dividend ult te keren, voorzover er winst in de vennootschap is en onverminderd het bepaaide in lid 3. Algemene vergadering Artikel 12 1. De algemene vergaderingen worden gehouden in de statutalre plaats van vestiging of in Den Helder. 2. Jaarlijks, binnen zes maanden na afloop van een boekjaar, wordt een algemene vergadering gehouden.

- 6 - 3. De agenda van de Jaarvergadering vermeidt len minste de voigende onderwerpen: a. verslag van de directie omtrent de zaken van de vennootschap en het gevoerde bestuur gedurende het afgelopen boekjaar; b. vaststelling van de jaarrekening; c. décharge van de directeuren: d. winstbestemming; e. voorziening in vacatures. Artikel 13 1. De oproeping voor de algemene vergadering geschiedt door de directie. 2. De termijn voor oproeping bedraagt ten minste vijftien dagen (de dag van de oproeping en die van de vergadering niet medegerekend). 3. De oproeping vindt plaats bij brief gericht aan de in het aandeelhoudersregister vermelde adressen van de aandeelhouders. 4. Bij de oproeping worden de te behandelen onderwerpen vermeld; indien het betreft een voorstel te besluiten tot vermindering van kapitaal door intrekklng van aandeien of door het bedrag van de aandelen bij statutenwijzlglng te verminderen, vermeldt de oproeping het doel van de kapitaalvermindering en de wijze van uitvoering. 5. Voorstellen van aandeelhouders kunnen alleen dan op de vergadering in behandeling worden genomen, indien zij zo tijdig schrftelijk bij de directie ten kantore van de vennootschap zijn ingedlend, dat zlj, met inachtneming van de voor de oproeping gesteide termijn, kunnen worden aangekondlgd. Artikel 14. 1. Indien in een algemene vergadering het gehele geplaatste kapitaal is vertegenwoordigd, kunnen geidige besluiten worden genomen over alle aan de orde komende onderwerpen, mits met algemene stemmen, ook al zijn de door de wet of statuten gegeven voorschriften voor het oproepen en houden van vergaderingen niet in acht genomen. Indien evenwel stechts het voorschrift omtrent de plaats van vergadering niet in acht genomen is, is voor besluitvorming niet unanlmiteit vereist. 2. Ongeacht of een vergadering Is bijeengeroepen met inachtneming van het bepaalde in het vorlge artikel, kunnen de besiulten van aandeelhouders, in plaats van in algemene vergaderingen, ook buiten vergadering worden genomen, mits alle stemgerechtigde aandeelhouders zich schrtftelijk - waaronder begrepen per electronisch mailbericht of telefaxbericht - ten gunste van het voorstel uitspreken. Artikel 15 1. De algemene vergadering voorzlet in het voorzitterschap. 2. Eik aandeel, waarvoor de presentielijst is getekend, geeft recht tot het uitbrengen van één stem, behoudens het bepaalde bij de wet. 3. Aandeelhouders kunnen zlch laten vertegenwoordigen, mils bij schriftelijke volmacht. 4. Alle besluiten van de algemene vergadering worden genomen met volstrekte meerderheid van stemmen. Vereffening Artikel 16 Bij haar besluit tot ontbinding van de vennootschap en daama bepaait de algemene vergadering door benoeming, schorsing en ontslag wie vereffenaars zijn; deze besluiten worden genomen met volstrekte meerderheid van stemmen.

- 7 - [ILLEGIBLE] De bepalingan van deze statuten blijven gedurende de vereffening voorzover mogelijk van kracht. SLOTVERKLARINGEN Tenslotte verklaarde de comparant, handelend als gemeld: 1. Het geplaatste en gestorte kapitaal bedraagt bij de oprichting achttiendulzend euro (€ 18.000,-), te weten éénhonderdtachtig (180) aandelen, alie bij de oprichter gepiaatst. Storting op de bij de oprichting geplaatste aandelen in vreemd geld is toegestaan. 2. De storting op de door de oprichter genomen aandeien ad achttienduizend euro (€ 18.000,-) is geschied à pari door inbreng in geld, waarvan blijkt uit een aan deze akte te hechten bankverklaring als bedoeld in artikel 203 a lid 1 van de wet; deze storting wordt door de vennootschap aanvaard. 3. Bij de oprichtlng worden voor de eerste maal benoemd tot directeuren: a. de heer Burt Michael Martin, geboren te Mississippi, gemeente Hattlesburg (Verenigde Staten van Amerika) op zes november negentienhonderd drieenzestig, houder van bultenlands paspoort nummer 132281042, afgegevan te Houston (Verenigde Staten van Amerika) op achttien jull negentienhonderd zevenennegentig, wonende te Beilalre, Texas 77401, Welford 4817 (Verenigde Staten van Amerika), en b. de heer Peter Robert Tuinman, geboren te Alkmaar op achttlen februarl negentienhonderd drleenzeventig, houder van Nederlands paspoort nummer NG4791712, afgegevan te Schagan op acht juni tweeduizend vier, wonende te 1817 GH Alkmaar, Bachlaan 55. 4. Het eerste boekjaar van de vennootschap eindigt ultimo tweeduizendzes. De voor oprichting van de vennootschap verelste ministertele verklaring van geen bezwaar is verleend bij beschlkking van drieentwintig augustus tweeduizend vijf, nummer B.V. 133.5989, en wordt aan deze akte gehecht. Van de volmacht aan de comparant is mij, notaris, gebieken uit de aan deze minuut te hechten akte. De comparant is mij, notaris, bekend. Deze akte, opgemaakt in minuut, is verleden te Amsterdam op de datum als in het hoofd van deze akte vermeld. Nadat de inhoud van deze akte zakelljk aan de comparant is opgegeven en toegeilcht, heeft deze verlklaard van de inhoud van deze akte te hebben kennlsgenomen en op volledige voorlezing daarvan geen prijs te stellen. Vervolgens is deze akte na beperkte voorlezing overeenkomstig de wet door de comparant en mij, notaris, ondertekend. [ILLEGIBLE]

-1 - Lubbers en Dijk notarissen Koningslaan 4 -1075 AC Amsterdam telefoon: 020 - 5736311 fax: 020-6799828 e-mail: mail@lubbers.nl File: 2005.003545.01/YL Unofficial translation FOUNDATION OF A PRIVATE LIMITED COMPANY On the twenty-fourth day of August two thousand and five before me, Gerard Strang, civil-law notary in Amsterdam, came: Mrs Yvonne Ernestina Luberti-Karssen, born at Amsterdam on the thirtieth day of November nineteen hundred and forty-nine, choosing domicile at the office-address of Lubbers en Dijk notarissen, 1075 AC Amsterdam, Koningsiaan 4 acting in this matter as agent authorized in writing of: the company existing under the laws of Cyprus: Weatherford Global Products Limited, with registered office at PC8047 Paphos, Cyprus, Griva Digenl 58, hereinafter to be called: "the founder". The appearer, acting as stated hereinbefore, declared that the founder hereby founds a private limited company and that it will hereby lay down for this company the following Articles of Association Name, seat, object and duration Article 1 1. The company bears the name: Weatherford Holding B.V. It has its registered office in Amsterdam but may also have offices or business establishments elsewhere. The company has been formed for an indefinite period. 2. The object of the company is a. to Incorporate, to participate in any way in, to manage and to supervise, to render advice and services to other companies, to in any other way take interest in companies and enterprises of any nature; b. to provide regular payments; c. to finance companies and enterprises; d. to lend and to borrow moneys, and to revise funds, to issue bonds debentures and other securities, as well as entering into agreements pertaining thereto; e. to give guarantees, to bind the company and to encumber assets of the company in favour of companies and enterprises with which the company forms a group and in favour of third parties; f. to, for its own account or the account of third persons, acquire, alienate, encumber, exploit, lease, let and to in any other way obtain and give use or benefit of real estate; g. to trade in currencies, securities and assets in general; h. to exploit and to trade in patents, trademark rights, licences, know how and other industrial property rights; i. to perform all kinds of industrial, financial and commercial activities; as well as to do all that is connected therewith or may be conducive thereto, all this in the widest sense. Capital, shares Article 2

-2 - 1. The authorized capital amounts to ninety thousand euro (€ 90,000.-), divided into nine hundred (900) shares of one hundred euro (€ 100.-) each. 2. The shares will be registered shares. Share certificates will not be issued. 3. The company is not entitled to stipulate that, when a share is taken, the amount to be paid thereon will be lower than the nominal amount. 4. The company grants no cooperation to the issue of depository receipts for shares. 5. In case of usufruct or pledge on shares, only the shareholder is entitled to exercise the voting rights. Company shares Article 3 1. When issuing shares, the company shall not be entitled to subscribe for its own shares. The company may acquire fully paid up shares in its own capital or depository receipts thereof, but only without a consideration or subject to the relevant provisions of the law. 2. With a view to the taking or acquisition by other parties of shares in the company capital or of depository receipts thereof, the company is not allowed to grant security, to give a price guarantee, to answer for a third party in any other way or to bind itself severally or otherwise in addition to or for other parties. This prohibition also applies to its subsidiary companies. The company is entitled to furnish loans with a view to the taking or acquisition of shares in its capital or of depository receipts thereof to a maximum equal to the amount of the distributable reserves but only subject to the approval of the general meeting. By virtue of The Act, the company will keep a non-distributable reserve equal to the outstanding amount of the loans referred to. 3. Alienation or creation of a limited right to company shares will take place by virtue of a resolution of the general meeting. The provisions of article 7 will be applicable to alienation. Repayment on shares Article 4 Repayment on shares can only be made after the articles of association have been amended and in accordance with such amendment. Repayment will always be made on all shares proportionately; the requirement of proportion may be deviated from with the consent of all the shareholders concerned. The paid capital shall not be lower than the minimum capital prescribed by The Act at the time of the resolution of the general meeting to amend the articles of association. Register of shareholders Article 5 1. The board of management will keep a register in which the names and addresses of all the holders of shares, the date when they have acquired the shares, in case of delivery the date of acknowledgement or serving and the amount paid on every share will be recorded. 2. Every shareholder, pledgee and usufructuary of shares shall see to it that his address is known to the company. 3. The register will be kept up-to-date; every annotation will be signed by the board of

- 3 - management. Delivery of shares Article 6 Shares will be delivered or a limited right on shares will be created or delivered by means of a relative deed, passed before a civil-law notary In the Netherlands, to which the persons concerned will be a party. Blocking clause Article 7 1. A shareholder is only entitled to alienate one or more of his shares subject to the approval of the general meeting. 2. A shareholder will notify the board of management of his request for approval by letter. In said letter he will state the number of shares to which the request relates, the name and address of the party to whom he wants to transfer the shares and the amount offered by such party. The board of management will immediately notify all the shareholders thereof, simultaneously calling the shareholders to attend a general meeting. 3. Within three months after the letter referred to in paragraph 2 has been sent, the general meeting will decide on the request. The transfer shall be made within three months after the approval has been granted or is deemed to have been granted; the approval will be deemed to have been granted if the general meeting has not timely decided on the request or has not notified the petitioner, simultaneously with the refusal of the approval, of the name(s) of one or more prospective buyers willing to buy all the shares to which the request relates against payment in cash. The company may only act as prospective buyer subject to the consent of the petitioner. 4. The price will be fixed by the petitioner and the prospective buyers accepted by him by mutual consultation. If within one month after the designation of the prospective buyers no agreement about the price has been reached, the price will be fixed by an expert, being Independent if so desired by the tenderer, to be appointed by the petitioner and the prospective buyers by mutual consultation, and, if they do not come to terms in this respect within two months after the designation of the prospective buyers, to be appointed at the request of the willing party by the Cantonal Court of the canton within which the company has its registered office by virtue of the articles of association. The expert will notify the petitioner and the prospective buyers in writing of the result of his appraisal. 5. Within one month after the petitioner has been notified of the result of the appraisal, he shall state in writing whether he decides to sell the shares. 6. The provisions of this article do not apply if the shareholder has to transfer his share by virtue of the law to a former holder of such share. Management Article 8 1. The company will be managed by a board of management consisting of one or several managing directors, who will be appointed by the general meeting.

- 4 – 2. The general meeting will fix the number and the salary of the managing directors. 3. The managing directors may at any time be suspended or dismissed by the general meeting. A period of suspension can never exceed three months. 4. In the event of a managing director being absent or unable to attend, the other managing directors or the other managing director will be charged with the management. In the event of all the managing directors or the sole managing director being absent or unable to attend, the person designated for this purpose by the general meeting will temporarily be charged with the management. Article 9 1. The board of management is charged with the management of the company. 2. The board of management shall represent the company. The power to represent the company shall also vest in each individual managing director, also in the event of a conflict of interests. 3. The management board may appoint staff members with general or limited power to represent the company. Each staff member shall be authorised to represent the company with due observance of any restrictions imposed on him. The management board shall determine their titles. 4. Regardless of whether or not there is a contradictory interests, legal acts of the company towards the holders of all shares or towards a joint owner of any matrimonial community of property or a community of property of a registered partnership of which all shares form part, in which respect the company will be represented by this shareholder or by one of the joint owners, will be laid down In writing. For the application of the preceding sentence, shares held by the company or its subsidiary companies will not be taken into account. The provisions of the present paragraph will not be applicable to legal acts forming part of the normal conduct of business of the company under the conditions stipulated. 5. The board of management will make annotations of the shareholders’ resolutions passed. 6. Resolutions of the board of management may be taken by unanimous written consent in lieu of a meeting, which will be understood to include electronical mail or telefax message. Financial year, annual account, annual report Article 10 1. The financial year of the company coincides with the calendar year. 2. The balance sheet and the profit and loss account and annexed thereto the explanatory memorandum on these documents, jointly called the annual account, will be drafted by the board of management and will, together with the annual report, be deposited every year at the office of the company for inspection by shareholders within five months after the end of a financial year. On the ground of special circumstances, the general meeting is entitled to extend the period of five months by a maximum of six months. 3. The annual account will be signed by all the managing directors; If the signature(s) of one or more of them should be lacking, the reason thereof will be stated. 4. The annual account, the annual report and the data to be added thereto under article

- 5 – 392, paragraph 1 of The Act, will be open to the inspection of shareholders at the office of the company from the date of the convening notice for the meeting destined to consider the annual account. From the date of the convening notice they may obtain copies free of charge. 5. The annual account cannot be confirmed if The Act prescribes the appointment of a register accountant or an accountant/administrative consultant as referred to in paragraph 1 of article 393 of The Act and the body competent to confirm the annual account has not been able to take cognizance of the accountant’s certificate which should have been added to the annual account, without prejudice to the provisions of sections 8 and 9 of title 9 of The Act. 6. The general meeting is the body competent to confirm the annual account. 7. The board of management shall retain the annual account and the accounting records during a period of seven years. The data installed on a data carrier, with the exception of the balance sheet and profit and loss account on paper, may be transposed to an other data carrier and filed, provided the data will be transposed in an accurate and complete rendering and such date will be available during the full storage time and may be retrieved and transcribed within a reasonable period. 8. The board of management is entitled to appoint an expert (and, in case The Act prescribes the appointment as referred to in paragraph 5 of this article and the general meeting failed to make the appointment, the board of management shall appoint a register accountant or an accountant/administrative consultant as referred to in paragraph 1 of article 393 of The Act to be expert and to perform the activities prescribed by The Act) in order to regularly supervise the keeping of accounts and to report to the board of management on the draft of the annual account. Profit Article 11 1. The profit will be available to the general meeting with due observance of the obligation, if any, to keep statutary reserves. 2. The general meeting is entitled to fully or partially cancel reserves in an other way than by confirmation of the annual account. A deficit can only be charged against the reserves prescribed by The Act as far as allowed by law. 3. The company may only make payments to the shareholders and other parties entitled to profit susceptible of distribution insofar as its common equity exceeds the amount of the paid and claimed part of the capital, increased by the reserves to be kept by virtue of The Act or the articles of association. 4. In the calculation of the appropriation of profit, the shares held by the company in its own capital will be disregarded and no profit will be distributed on them except if and insofar as shares subject to usufruct are concerned on which a right of usufruct was created already at the time of the acquisition by the company. They do not carry the right to a share in the liquidation balance either. 5. The board of management is entitled to distribute an Interim dividend insofar as profit is available in the company and without prejudice to the provisions of paragraph 3. General meeting Article 12 1. The general meetings will be held in the place where the company has its registered

- 6 – office by virtue of the articles of association. 2. Annually, within six months after the end of a financial year, a general meeting will be held. 3. The agenda of the annual meeting will at least contain the following subjects: a. the report of the board of management on the affairs of the company and the management conducted during the past financial year; b. confirmation of the annual account; c. discharge to the managing directors; d. the appropriation of profit; e. filling of vacancies. Article 13 1. The general meeting will be convened by the board of management. 2. The period for convening will be at least fifteen days (exclusive of the day of convening and that of the meeting). 3. The convening will take place by letter to the addresses of the shareholders laid down in the register of shareholders. 4. The convening notice will contain the subjects to be considered: if a proposal relates to resolutions to reduce the capital by means of withdrawal of shares or by reduction of the amount of the shares by means of an amendment of the articles of association, the convening notice will state the object of the capital reduction and the manner in which it will be realised. 5. Proposals of shareholders can only be taken into consideration at the meeting if they have been submitted to the board of management at the office of the company so timely and in writing that they can be announced with due observance of the period fixed for convening. Article 14 1. If in a general meeting the entire issued capital is represented, valid resolutions can be passed on all subjects brought up for consideration provided this is done unanimously even if the regulations of The Act or the articles of association for the convening and holding of meetings have not been observed. If, however, only the regulation as regards the place of the meeting has not been observed, unanimity will not be required for the passing of resolutions. 2. Irrespective of whether a meeting has been convened with due observance of the provisions of the preceding article, resolutions of shareholders may, instead of in general meetings, also be passed without a meeting being held provided all the shareholders entitled to cast votes have expressed themselves in favour of the proposal in writing - which will be understood to include by electronical mail or telefax message. Article 15 1. The general meeting will designate its chairman. 2. Every share for which the attendance-list has been signed will carry the right to cast one vote without prejudice to the regulations of The Act. 3. Shareholders may have themselves represented provided this is done by means of a written warrant of attorney. 4. All resolutions of the general meeting will be passed by an absolute majority of votes. Liquidation Article 16

- 7 – In its resolution to dissolvethe company and subsequently, the general meeting will determine who will be the liquidators by means of appointment, suspension and dismissal; these resolutions will be passed by an absolute majority of votes. During the liquidation the provisions of these articles of association will continue to be effective as far as possible. FINAL STATEMENTS In conclusion the appearer, acting as stated hereinbefore, declared: 1. On foundation of the company, the subscribed capital amounts to eighteen thousand euro (€ 18,000.—) viz. one hundred and eighty (180) shares, all issued to the founder, which shares have been paid up in full. Payment on these shares in foreign currency is permitted. 2. Payment on the shares taken at par by the founder has been made by means of a contribution in cash, which is evident from a bank statement to be appended to the present deed as referred to in article 203 a paragraph 1 of the Act; this payment is accepted by the company. 3. On foundation of the company, the following person are appointed managing directors for the first term of office: a. Mr Burt Michael Martin, born in Mississippi, Hattlesburg (United States of America), on the sixth day of November nineteen hundred and sixty-three, holder of foreign passport with number 132281042, issued in Houston (United States of America) on the eighteenth day of July nineteen hundred and ninety-seven, residing in Bellaire, Texas 77401, Welford 4817 (United States of - America), and b. Mr Peter Robert Tulnman. born in Alkmaar (the Netherlands), on the eighteenth day of February nineteen hundred and seventy-three, holder of Dutch passport with number NG4791712, issued in Schagen (the Netherlands) on the eighth day of June two thousand and four, residing in 1817 GH Alkmaar, Bachlaan 55. 4. The first financial year of the company ends as at the end of the year two thousand and six. The ministerial certificate of no objections, required for the incorporation of the company, - was granted blj decision of the twenty-third day of August two thousand and five, number B.V. 133.5989, to be appended to this original. The power of attorney to the appearer is evident to me, the civil-law notary, from the deed to be appended to this original. The person appearing is known to me, civil-law notary. This instrument, drawn up in the original, was executed at Amsterdam, at the date named in the beginning of this instrument. After the sum and substance of the contents of this instrument had been stated to the appearer and clarified by me, civil-law notary, the appearer declared that she had acquainted herself with the contents of this instrument and did not wish it to be read out In full. Thereupon this instrument after being read out to a limited extent in conformity with the law, was signed by the appearer and me, civil-law notary.

Buren advocaten belastingadviseurs notarissen AFSCHRIFT van de akte van statutenwijziging van de besloten vennootschap met beperkte aansprakelijkheid: Weatherford Holding B.V. statutair gevestigd te Amsterdam. na statutenwijziging genaamd: Weatherford Netherlands B.V. statutair gevestigd te Amsterdam. Aktedatum 29 september 2014 True copy of the notarial deed of amendment to the articles of association of the private company with limited liability: Weatherford Holding B.V. with statutory seat at Amsterdam. presently known as: Weatherford Netherlands B.V. with statutory seat at Amsterdam, the Netherlands. Execution date September 25, 2014

027298/IHN/QDF/Akte van statutenwijziging van **Weatherford Holding B.V.**

Heden, vijfentwintig september twee duizend veertien, verscheen voor mij, mr. Ingrid de Haan, hierna te noemen: "notaris" als waarnemer van mr. Steven van der Waal, notaris met plaats van vestiging 's-Gravenhage:
mevrouw Quirijne Duijf, geboren te Zoetermeer op dertien maart negentienhonderd negenentachtig, woonplaats kiezende ten kantore van voornoemde notaris aan de Johan de Wittlaan 15, 2517 JR 's-Gravenhage.
De comparante verklaarde:

1. Huidige statuten

De statuten van **Weatherford Holding B.V.**, een besloten vennootschap met beperkte aansprakelijkheid, opgericht naar Nederlands recht, statutair gevestigd te Amsterdam en kantoorhoudende te: Schrijnwerkersweg 6, 1786 PC Den Helder, ingeschreven in het handelsregister van de Kamer van Koophandel onder nummer: 34231980, deze vennootschap hierna verder te noemen: de "**vennootschap**", werden vastgesteld bij akte van oprichting verleden op vierentwintig augustus tweeduizend vijf, voor mr. G. Strang, notaris te Amsterdam. De destijds vereiste minsteriele verklaring van geen bezwaar is verkregen op drieëntwintig augustus tweeduizend vijf onder nummer B.V. 133.5989.
De statuten van de vennootschap luiden op heden niet anders dan zoals zij bij voormelde akte werden vastgesteld.

2. Besluit tot wijziging van de statuten

Blijkens het aan deze akte gehechte schriftelijke besluit, hierna te noemen: het "**Besluit**", heeft de enig aandeelhouder van de vennootschap op elf augustus twee duizend veertien besloten de statuten van de vennootschap integraal te wijzigen en deze akte te doen passeren.

3. Wijziging van de statuten

De comparante verklaarde vervolgens ter uitvoering van het Besluit de statuten van de vennootschap te wijzigen als volgt:

"**STATUTEN**

INDELING

Deze statuten zijn ingedeeld in de volgende hoofdstukken:

Hoofdstuk 1.	Definities en algemene bepalingen
Hoofdstuk 2.	Naam, zetel, doel
Hoofdstuk 3.	Kapitaal, aandelen, stortingsplicht, register van de vennootschap
Hoofdstuk 4.	Vruchtgebruik, pandrecht, certificaten van aandelen
Hoofdstuk 5.	Wijzigingen kapitaal
Hoofdstuk 6.	Overdracht van aandelen
Hoofdstuk 7.	Aandeelhoudersrechten, -plichten en -eisen
Hoofdstuk 8.	Algemene vergadering
Hoofdstuk 9.	Bestuur

Document nummer: 1157566

2 [ILLEGIBLE] Hoofdstuk 10. Boekjaar, jaarrekening, jaarverslag, kwijting Hoofdstuk 11. Winst, uitkeringen, tussentijdse uitkeringen HOOFDSTUK 1. DEFINITIES EN ALGEMENE BEPALINGEN Artikel 1.1 - Definities Onder de navolgende begrippen wordt in deze statuten verstaan: aandeel: een overdraagbaar aandeel op naam in het kapitaal van de vennootschap, vertegenwoordigend rechten die stemrecht en/of een aanspraak op uitkering van winst of reserves omvatten; aandeelhouder: een houder van een of meer aandelen; accountant: een registeraccountant of andere accountant (als bedoeld in artikel 2:393 Burgerlijk Wetboek) dan wel een organisatie waarin deze samenwerkt; algemene vergadering: (i) het orgaan dat gevormd wordt door alle stemgerechtigde aandeelhouders alsmede door alle pandhouders en vruchtgebruikers aan wie het stemrecht op aandelen toekomt respectievelijk (ii) een bijeenkomst van aandeelhouders en overige vergadergerechtigden; artikel: een artikel opgenomen in de statuten van de vennootschap, tenzij uitdrukkelijk anders blijkt; bestuur: het orgaan dat gevormd wordt door alle bestuurders als bedoeld in artikel 9.1; blokkeringsregeling: de regeling inzake de beperking van de overdraagbaarheid van een aandeel als bedoeld in artikel 6.2; jaarrekening: de balans en de winst- en verliesrekening met de toelichting; schriftelijk: bij brief, fax of e-mail, of bij boodschap die via een ander gangbaar communicatiemiddel wordt overgebracht en op schrift kan worden ontvangen op voorwaarde dat de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld (tenzij deze statuten anders bepalen); vennootschap: de besloten vennootschap met beperkte aansprakelijkheid die wordt beheerst door deze statuten; vergadergerechtigden: houders van vergaderrecht, in deze statuten: aandeelhouders, aandeelhouders die vanwege vruchtgebruik of pandrecht op hun aandelen geen stemrecht hebben en vruchtgebruikers en pandhouders die stemrecht hebben en van wie het vergaderrecht niet is opgeschort; vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtfgde, de algemene vergadering bij te wonen en daar het woord te voeren. Artikel 1.2 - Vennootschapsrechtelijke structuur De vennootschap heeft twee organen, te weten de algemene vergadering en het bestuur. Artikel 1.3 - Interpretatie a. Definitieaanduidingen die in het enkelvoud zijn aangegeven omvatten eveneens het meervoud en omgekeerd, tenzij uitdrukkelijk anders aangegeven. b. Aan de titels en kopjes boven de bepalingen in deze statuten komt geen zelfstandige betekenis toe. Artikel 1.4 - Eenpersoonsvennootschap

3 [ILLEGIBLE] Rechtshandelingen van de vennootschap tegenover de houder van alle aandelen in het kapitaal van de vennootschap, waarbij de vennootschap wordt vertegenwoordigd door deze aandeelhouder, worden schriftelijk vastgelegd, tenzij het rechtshandelingen betreffen die onder de bedongen voorwaarden tot de gewone bedrijfsuitoefening van de vennootschap behoren. Artikel 1.5 - Toepasselijk recht Op deze statuten is Nederlands recht van toepassing. HOOFDSTUK 2. NAAM, ZETEL, DOEL Artikel 2.1 - Naam en zetel 1. De naam van de vennootschap is: Weatherford Netherlands B.V. 2. De vennootschap is statutair gevestigd te Amsterdam. Artikel 2.2 - Doel Het doel van de vennootschap is: a. het produceren, fabriceren en verwerken van, het verlenen van diensten met betrekking tot het kopen of andere wijze verkrijgen, verpakken, verkopen, importeren, exporteren van, het handelen in en op andere wijze omzetten van of beschikken over grondstoffen en industriële producten. b. het oprichten van, het financieren van, het deelnemen in, het besturen van en het toezicht houden op (personen)vennootschappen en andere ondernemingen; c. het bijeenbrengen van gelden door bankleningen, door uitgifte van obligaties en andere schuldbrieven, of door op andere wijze gelden te lenen, het verstrekken van geldleningen, het verstrekken van garanties al dan niet voor schulden van anderen, het zich op andere wijze sterk maken of zich hoofdelijk naast of voor anderen verbinden; d. het verkrijgen, vervreemden, beheren, exploiteren, ontwikkelen en op elke andere wijze commercialiseren van onroerende zaken, effecten en andere goederen, daaronder begrepen patenten, vergunningen, auteursrechten, merkrechten, licenties, geheime precedes of formules, ontwerpen en andere industriële en inteliectuele eigendomsrechten; e. het verlenen van diensten op administratief, technisch, financieel, economisch, commercieel of bestuurlijk gebied aan (personen)vennootschappen en andere ondernemingen; en f. het verrichten van alle handelingen, al dan niet in samenwerking met anderen, die met de hiervoor genoemde doelstellingen direct of indirect verband houden, alles in de ruimste zin. HOOFDSTUK 3. KAPITAAL, AANDELEN, STORTTNGSPLICHT, REGISTER VAN DE VENNOOTSCHAP Artikel 3.1 - Kapitaal 1. De vennootschap heeft een in een of meer aandelen verdeeld kapitaal. 2. Elk aandeel is nominaal groot eenhonderd Euro (EUR 100). Artikel 3.2 - Aandelen op naam, nummering, geen aandeelbewijzen 1. De aandelen luiden op naam. 2. De aandelen zijn doorlopend genummerd van nummer 1 af. Document nummer: 1157566

4 [ILLEGIBLE] 3. Aandeelbewijzen worden niet uitgegeven. Artikel 3.3 - Stortingsplicht 1. Op de verplichting tot storting op aandelen is net bepaalde in de artlkelen 2:191 tot en met 2:191b, artikel 2:193 en artikel 2:199 Burgerlijk Wetboek van toepassing. 2. De algemene vergadering kan bepalen dat de storting op aandelen anders dan in geld kan plaatsvinden. Artikel 3.4 - Register van de vennootschap 1. Het bestuur houdt een register van de vennootschap, waarop het bepaalde in artikel 2:194 Burgerlijk Wetboek van toepassing is. 2. Iedere aandeelhouder, vruchtgebruiker en pandhouder is verplicht ervoor te zorgen dat zijn adres bij de vennootschap bekend is. Mededelingen namens de vennootschap worden gedaan aan het in het register van de vennootschap opgenomen adres. HOOFDSTUK 4. VRUCHTGEBRUIK, PANDRECHT, CERTIFICATEN VAN AANDELEN Artikel 4.1 - Beperkte rechten, notariële akte Voor het vestigen en leveren van een beperkt recht op een aandeel is een daartoe bestemde akte vereist, die ten overstaan van een in Nederland gevestigde notaris is verleden en waarbij de betrokkenen partij zijn. Artikel 4.2 - Vruchtgebruik 1. Op aandelen kan vruchtgebruik worden gevestigd. 2. De vruchtgebruiker zonder stemrecht heeft geen vergaderrecht. 3. Op het vruchtgebruik is overigens het bepaalde in artikel 2:197 Burgerlijk Wetboek van toepassing. Artikel 4.3 – Pandrecht 1. Op aandelen kan pandrecht worden gevestigd. 2. De pandhouder zonder stemrecht heeft geen vergaderrecht. 3. Op het pandrecht is overigens het bepaalde in artikel 2:198 Burgerlijk Wetboek van toepassing. Artikel 4.4 - Certificaten van aandelen Aan certificaten van aandelen is geen vergaderrecht verbonden. HOOFDSTUK 5. WIJZIGINGEN KAPITAAL Artikel 5.1 – Uitgifte; notariële akte Voor de uitgifte van een aandeel is een daartoe bestemde akte vereist, die ten overstaan van een in Nedertand gevestigde notaris is verleden en waarbij de betrokkenen partij zijn. Artikel 5.2 - Uitgifte; bevoegd orgaan De algemene vergadering neemt een besluit tot uitgifte van aandelen. Artikel 5.3 - Voorwaarden van uitgifte Bij het besluit tot uitgifte van aandelen worden de koers en de verdure voorwaarden van de uitgifte bepaald. De koers van uitgifte mag niet beneden pari zijn. Artikel 5.4 - Voorkeursrecht bij uitgifte

5 [ILLEGIBLE] Het wettelijk voorkeursrecht kan, telkens voor een enkele uitgifte, door de algemene vergadering worden beperkt of uitgesloten. Artikel 5.5 - Opties Het bepaalde in de artikelen 5.2 tot en met 5.4 is van overeenkomstige toepassing op het verlenen van rechten tot het nemen van aandelen, maar niet op de uitgifte van aandelen aan een persoon die een al eerder verkregen recht tot dit nemen van aandelen uitoefent. Artikel 5.6 - Verkrijging eigen aandelen 1. De vennootschap kan bij uitgifte van aandelen geen eigen aandelen nemen. 2. Het bestuur beslist over de verkrijging door de vennootschap van aandelen in het kapitaal van de vennootschap. 3. Verkrijging door de vennootschap van niet volgestorte aandelen in haar kapitaal is nietig. De vennootschap mag, behalve om niet, geen volgestorte eigen aandelen verkrijgen indien het eigen vermogen, vermtnderd met de verkrijgingsprijs, kleiner is dan de reserves die krachtens de wet of de statuten moeten worden aangehouden of indien het bestuur weet of redelijkerwijs behoort te voorzien dat de vennootschap na de verkrijging niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden. 4. De vorige leden gelden niet voor aandelen die de vennootschap onder algemene titel verkrijgt. 5. Onder aandelen in dit artikel zijn certificaten daarvan begrepen. Artikel 5.7 - Vervreemding eigen aandelen 1. Vervreemding van eigen aandelen vindt plaats met inachtneming van de blokkeringsregeling. 2. Onder aandelen in dit artikel zijn certificaten daarvan begrepen. Artikel 5.8 - Kapitaalvermindering 1. De algemene vergadering kan besluiten tot vermindering van het geplaatste kapitaal met inachtneming van het bepaalde in artikel 2:208 Burgerlijk Wetboek. 2. Een besluit tot terugbetating of ontheffing van de stortingsplicht in de zin van artikel 2:208 Burgerlijk Wetboek is slechts toegestaan, voor zover het eigen vermogen groter is dan de reserves die krafchtens de wet of statuten moeten worden aangehouden. 3. Een besluit van de algemene vergadering als in lid 2 bedoeld, heeft geen gevolg zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden. HOOFDSTUK 6. OVERDRACHT VAN AANDELEN Artikel 6.1 – Levering van aandelen; notariële akte Voor de levering van een aandeel, waaronder begrepen de levering ten titel van inkoop of verkoop van een aandeel gehouden door de vennootschap In haar eigen kapitaal, is een daartoe bestemde akte vereist, die ten overstaan van een in Nederland gevestigde notaris is verleden en waarbij de betrokkenen partij Document nummer: 1157566

6 [ILLEGIBLE] zijn. Artikel 6.2 – Blokkeringsregeling; goedkeuringsregeling 1. Elke overdracht van aandelen heeft de goedkeuring van de algemene vergadering nodig. 2. De aandeelhouder die aandelen wenst over te dragen, hierna te noemen: de “verzoeker”, moet daartoe schriftelljk goedkeuring verzoeken aan het bestuur onder opgave van de aandelen die hij wenst over te dragen en, indien bekend, de naam van degene(n) aan wie de verzoeker de aandelen wenst over te dragen. 3. Het bestuur is verplicht een algemene vergadering bijeen te roepen, te houden binnen vier weken na ontvangst van het verzoek. 4. Binnen vijf weken na ontvangst van het verzoek moet daarop zijn beslist en moet de beslissing schriftelijk aan de verzoeker zijn meegedeeld. Bij gebreke van een beslissing wordt de goedkeuring geacht te zijn verleend. 5. Als de algemene vergadering de goedkeuring wetgert, moet zij een of meer gegadigden aanwijzen die bereid en in staat zijn alle aandelen waarop het verzoek betrekking heeft tegen gelijktijdige betaling in geld te kopen, hierna te noemen: de “gegadigden”. Blijft deze aanwijzing achterwege of wordt bij de mededeling van de beslissing aan de verzoeker geen opgave van een of meer gegadigden gedaan, dan wordt de verzochte goedkeuring geacht te zijn verleend. 6. Wordt de verzochte goedkeuring verleend of wordt deze geacht te zijn verleend, dan moet de overdracht waarop het verzoek betrekking had binnen drie maanden hierna plaatsvinden. 7. Partijen stellen in onderling overleg de prijs van de aangeboden aandelen vast. Komen partijen niet binnen vier weken na de verzendtng van de mededeling bedoeld in lid 4 van dit artikel tot overeenstemming over de prijs, dan wordt de prijs vastgesteld door drie deskundigen, van wie ten minste één een accountant moet zijn. De deskundigen worden door partijen in onderling overleg aangewezen en bij gebreke van overeenstemming daarover binnen twee weken na ommekomst van voormelde vier weken, worden de deskundigen benoemd door de kantonrechter in wiens ambtsgebied de vennootschap statutair is gevestigd, op verzoek van de meest gerede partij. 8. De verzoeker is op elk moment bevoegd zich terug te trekken, mits dit plaatsvindt binnen één maand nadat hem bekend is aan welke gegadigden hij alle aandelen waarop het aanbod betrekking heeft kan overdragen en tegen welke prijs. 9. Nadat de in het vorige lid vermelde termijn is verstreken, moeten de aandelen binnen vier weken warden geleverd tegen gelijktijdige betaling in geld van de verschuldigde prijs, tenzij wat de betaling betreft partijen ierover anders zijn overeengekomen. 10. Alle in dit artikel vermelde schriftelijke kennisgevingen kunnen slechts bij aangetekende brief, bij deurwaardersexploot of tegen ontvangstbewijs

47

KONINKLIJKE NOTARIËLE BEROEPSORGANISATIE

plaatsvinden.

HOOFDSTUK 7. AANDEELHOUDERSRECHTEN, -PLICHTEN EN -EISEN

Artikel 7.1 - Werking overdracht aandeel tegenover de vennootschap

De levering van een aandeel of de levering van een beperkt recht daarop overeenkomstig het bepaalde in het vorige hoofdstuk werkt ook van rechtswege tegenover de vennootschap.

Behalve als de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan het aandeel verbonden rechten pas worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, dan wel de vennootschap de rechtshandeling heeft erkend door inschrijving in het register van de vennootschap.

Artikel 7.2 - Aandeel in gemeenschap

Als een aandeel, een beperkt recht daarop of een voor een aandeel uitgegeven certificaat met vergaderrecht tot een gemeenschap behoort, anders dan een wettelijke gemeenschap als bedoeld in Boek 1 Burgerlijk Wetboek, kunnen de deelgenoten zich slechts door één schriftelijk aan te wijzen persoon tegenover de vennootschap doen vertegenwoordigen.

Artikel 7.3 - Aandeelhoudersverplichtingen en -eisen

Er zijn geen verplichtingen en/of eisen als bedoeld in artikel 2:192 lid 1 onder a respectievelijk artikel 2:192 lid 1 onder b Burgerlijk Wetboek aan het aandeelhouderschap verbonden.

HOOFDSTUK 8. ALGEMENE VERGADERING

Artikel 8.1 – Algemene vergadering

Tijdens elk boekjaar wordt ten minste één algemene vergadering gehouden of ten minste één maal overeenkomstig artikel 8.7 besloten.

Artikel 8.2 – Plaats van vergadering

1. Een algemene vergadering wordt gehouden in de plaats waar de vennootschap statutair is gevestigd of in Den Helder.
2. Een algemene vergadering kan elders worden gehouden, mits alle vergadergerechtigden hebben ingestemd met de plaats van de vergadering en de bestuurders voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen.

Artikel 8.3 – Oproeping

1. Het bestuur, iedere aandeelhouder en iedere andere vergadergerechtigde is bevoegd een algemene vergadering bijeen te roepen.
2. De oproeping vindt plaats door middel van oproepingsbrieven gericht aan de adressen van de aandeelhouders en overige vergadergerechtigden, zoals deze zijn vermeld in het register van de vennootschap. De oproeping vindt plaats op een termijn van ten minste acht dagen, de dag van oproeping en die van de vergadering niet meegerekend. Als een aandeelhouder of een andere vergadergerechtigde hiermee instemt, kan de oproeping plaatsvinden door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door de aandeelhouder respectievelijk andere vergadergerechtigde voor dit doel aan de

Document nummer: 1157566

8 [ILLEGIBLE] vennootschap bekend is gemaakt. De oproeping vermeldt de te behandelen onderwerpen. Artikel 8.4 – Bijwonen; woord voeren; stemrecht; adviesrecht 1. Iedere vergadergerechtigde is bevoegd de algemene vergadering bij te wonen en daarin het woord te voeren. 2. Iedere aandeelhouder en iedere vruchtgebruiker en pandhouder met stemrecht is bevoegd in de algemene vergadering stemrecht uit te oefenen, onverminderd het bepaalde in artikel 2:228 lid 6 Burgerlijk Wetboek. 3. Bestuurders hebben het recht de vergadering bij te wonen en hebben als zodanig een raadgevende stem. 4. De in de voorafgaande leden vermelde bevoegdheden kunnen ook door middel van een elektronisch communicatiemiddel worden uitgeoeFend, op voorwaarde dat wordt voldaan aan het bepaalde in artikel 2:227a lid 2 Burgerlijk Wetboek. Het bestuur kan voorwaarden stellen aan het gebruik van het elektronisch communicatiemiddel. Deze voorwaarden worden bij de oproeping bekend gemaakt. 5. De vergaderrechten en het stemrecht kunnen worden uitgeoefend door een- schriftelijk gevolmachtigde. Aan de eis van schriftelijkheid van de volmacht wordt voldaan als de volmacht elektronisch is vastgetegd. Artikel 8.5 – Voorzitterschap en notulen De algemene vergadering voorziet zelf in haar leiding. Tenzij een notarieel proces-verbaal wordt opgemaakt, worden van het verhandelde in elke algemene vergadering notulen gehouden door een secretaris die door de voorzitter wordt aangewezen. De voorzitter kan ook zichzelf daartoe aanwijzen. De notulen worden vastgesteld door de voorzitter en secretaris en als blijk daarvan door hen ondertekend. Artikel 8.6 – Besluitvorming 1. Elk aandeel geeft recht op het uitbrengen van één stem. 2. Alle besluiten worden bij volstrekte meerderheid van de uitgebrachte stemmen genomen. 3. Staken de stemmen bij verkiezing van personen, dan beslist het lot. Staken de stemmen bij een andere stemming dan is het voorstel verworpen. 4. Voor een aandeel dat toebehoort aan de vennootschap of aan een dochtermaatschappij daarvan, kan in de algemene vergadering geen stem worden uitgebracht. 5. Blanco stemmen, nietige stemmen en stemonthoudingen gelden niet als uitgebrachte stemmen. Artikel 8.7 – Besluitvorming buiten vergadering Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden vooraf schriftelijk met deze wijze van besluitvorming hebben ingestemd. De Instemming kan langs elektronische weg plaatsvinden. De stemmen worden schriftelijk uitgebracht. De stemmen kunnen ook langs elektronische weg worden uitgebracht. Aan het vereiste van schriftelijkheid van de stemmen wordt ook voldaan als het besluit – onder

9 [ILLEGIBLE] vermelding van de wijze waarop leder van de aandeelhouders heeft gestemd schriftelijk of elektronisch is vastgelegd. De bestuurders worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen. HOOFDSTUK9. BESTUUR Artikel 9.1 – Samenstelling 1. Het bestuur bestaat uit één (1) of meer (rechts)personen. 2. Tenminste de helft van de bestuurders dient Nederlands ingezetene te zijn. 3. Het aantal bestuurders wordt vastgesteld door de algemene vergadering. Artikel 9.2 – Benoeming, schorsing en ontslag 1. De bestuurders worden door de algemene vergadering benoemd. 2. Bestuurders kunnen door de algemene vergadering worden geschorst en ontslagen. Artikel 9.3 – Bezoldtging De algemene vergadering stelt de beloning en de verdere arbeidsvoorwaarden van ieder van de bestuurders vast. Artikel 9.4 – Bestuurstaak, taakverdeling, tegenstrijdig belang 1. Het bestuur Is belast met het besturen van de vennootschap. 2. Bij de vervulling van hun taak richten de bestuurders zich naar het belang van de vennootschap en de met haar verbonden onderneming. 3. Het bestuur vergadert wanneer een bestuurder daarom verzoekt, maar tenminste eenmaal tijdens elk boekjaar. 4. Vergaderingen van het bestuur worden gehouden in de plaats waar de vennootschap statutair gevestigd is of enige andere plaats in Nederland. 5. Iedere bestuurder heeft één stem. 6. Het bestuur besluit met volstrekte meerderheid van stemmen in een vergadering waarin tenminste de helft van de bestuurders aanwezig of vertegenwoordigd is. 7. Een bestuurder neemt niet deel aan de beraadslaging en besluitvorming als - hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. Wanneer alle bestuurders een tegenstrijdig belang hebben en hierdoor geen bestuursbesluit kan worden genomen, is het bestuur niettemin bevoegd het bestuursbesluit te nemen indien wordt voldaan aan het vereiste quorum als opgenomen in lid 6 van dit artikel. Artikel 9.5 – Vertegenwoordiging 1. Het bestuur vertegenwoordigt de vennootschap. 2. De bevoegdheid tot vertegenwoordiging komt ook toe aan iedere bestuurder-zelfstandig handelend. 3. De bevoegdheid tot vertegenwoordiging komt verder toe aan personen die daartoe door het bestuur zijn aangewezen, dit binnen de grenzen van de volmacht. Artikel 9.6 – Belet of ontstentenis Document nummer: 1157566

10 [ILLEGIBLE] 1. Bij belet of ontstentenis van een of meer bestuurders zljn de overige bestuurders of is de enig overgebleven bestuurder tijdelijk met het bestuur belast. Bij belet of ontstentenis van alle bestuurders is een door de algemene vergadering daartoe aan te wijzen persoon voor de duur van het belet of de ontstentenis, met het bestuur belast. 2. Onder belet wordt verstaan schorsing en het geval waarin om welke reden dan ook gedurende een aaneengesloten periode van minimaal tweeënzeventig uur door de vennootschap geen contact met een bestuurder kan worden verkregen, met dien verstande dat de algemene vergadering kan besluiten dat een andere periode van toepassing is. HOOFDSTUK 10. BOEKJAAR, JAARREKENING, JAARVERSLAG, KWIJTING Artikel 10.1 - Boekjaar Het boekjaar van de vennootschap is gelijk aan het kalenderjaar. Artikel 10.2 - Jaarrekening en jaarverslag 1. Jaarlijks binnen vijf maanden na afloop van het boekjaar van de vennootschap, tenzij sprake is van verlenging van deze termtjn met ten hoogste zes maanden door de algemene vergadering op grond van bijzondere omstandigheden, wordt door het bestuur een jaarrekening opgemaakt en ook - tenzij artikel 2:403 of artikel 2:396 lid 7 Burgerlijk Wetboek voor de vennootschap geldt - het jaarverslag. De jaarrekening wordt ondertekend door alle in functie zijnde bestuurders. Ontbreekt de ondertekening van een of meer bestuurders, dan wordt daarvan onder opgave van de reden melding gemaakt. 2. De vennootschap zorgt ervoor dat de opgemaakte jaarrekening, het jaarverslag en de op grond van artikel 2:392 lid 1 Burgerlijk Wetboek toe te voegen gegevens op haar kantoor ter inzage aanwezig zijn. 3. De jaarrekening wordt vastgesteld door de algemene vergadering. Nadat het voorstel tot vaststelling van de jaarrekening aan de orde is geweest, zal aan de algemene vergadering het voorstel worden gedaan om kwijting te verlenen aan de bestuurders voor het door hen in het betreffende boekjaar -gevoerde beleid, voor zover dat beleld uit de jaarrekening of het jaarverslag blijkt of dat beleid aan de algemene vergadering bekend is gemaakt. Als alle aandeelhouders ook bestuurder van de vennootschap zijn, geldt ondertekening van de jaarrekening door alle bestuurders ook als vaststelling zoals bedoeld in de eerste zin van dit artikellid, op voorwaarde dat alle overige vergadergerechtigden in de gelegenheid zijn gesteld om kennis te nemen van de opgemaakte jaarrekening en met deze wijze van vaststelling- hebben ingestemd zoals bedoeld in artikel 8.7. Deze vaststelling strekt ook - tot kwijting aan de bestuurders. HOOFDSTUK 11. WINST, UITKERINGEN, TUSSENTIJDSE UITKERINGEN Artikel 11.1 - Winst en uitkeringen 1. De algemene vergadering is bevoegd tot bestemming van de winst die door de vaststelling van de jaarrekening is bepaald en tot vaststelling van uitkeringen, voor zover het eigen vermogen groter is dan de reserves die krachtens de wet of de statuten moeten worden aangehouden.

2. Een besluit dat strekt tot uitkering heeft geen gevolgen zolang het bestuur geen goedkeuring heeft verleend. Het bestuur weigert slechts de goedkeuring indien het weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.
3. Bij de berekening van de winstverdeling tellen aandelen, die de vennootschap in haar kapitaal houdt, niet mee.

Artikel 11.2 - Tussentijdse uitkeringen

De algemene vergadering is bevoegd tot vaststelling van tussentijdse uitkeringen. Het bepaalde in artikel 11.1 is van overeenkomstige toepassing."

AANHECHTING STUKKEN

Aan deze akte wordt een kopie van het Besluit gehecht.

SLOT

De comparante is mij, notaris, bekend.

WAARVAN AKTE, in minuut verleden te 's-Gravenhage, op de datum in het hoofd van deze akte vermeld.

Alvorens over te gaan tot verlijden van de akte, heb ik, notaris, aan de comparante mededeling gedaan van de zakelijke inhoud van de akte en daarop een toelichting gegeven en daarbij tevens gewezen op de gevolgen die uit de inhoud van de akte voortvloeien.

De comparante heeft daarna verklaard van de inhoud van de akte kennis te hebben genomen na daartoe tijdig tevoren in de gelegenheid te zijn gesteld, daarmee in te stemmen en op volledige voorlezing van de akte geen prijs te stellen.

Onmiddellijk na beperkte voorlezing is deze akte door de comparante en mij, notaris, ondertekend om tien uur.

Volgt ondertekening.

Mr S. van der Waal NOTARIS TE 's-GRAVENHAGE

UITGEGEVEN VOOR AFSCHRIFT
door mij, mr. Ingrid de Haan,
als waarnemer van mr. Steven van der Waal,
notaris te 's-Gravenhage,
op 25 september 2014 om 10.25 uur.

Document nummer: 1157566

Buren advocaten belastingadviseurs notarissen TRUE COPY of the notarial deed of amendment to the articles of association of the private company with limited liability: Weatherford Holding B.V. with statutory seat at Amsterdam, the Netherlands. presently known as: Weatherford Netherlands B.V. with statutory seat at Amsterdam, the Netherlands. Execution date September 25, 2014

1 027298/IHN/QDF/English office translation of the notarial deed of amendment to the articles of association of Weatherford Holding B.V. On this day, the twenty-fifth day of September, two thousand and fourteen, appeared before me, Ingrid de Haan, hereinafter also referred to as: “civil-law notary”, acting as a substitute of Steven van der Waal, civil law notary officiating at The Hague, the Netherlands: Ms. Qulrijne Duijf, born in Zoetermeer, the Netherlands, on the thirteenth day of March, nineteen hundred eighty-nine, for these purposes electing as her domicile the offices of the aforementioned civil-law notary at Johan de Wittlaan 15, 2517 JR The Hague, the Netherlands. The appearing person declared: 1. Present articles. The articles of association of Weatherford Holding B.V., a private company with limited liability (besloten vennootschap metbeperkte aansprakefijkheid) organized under the laws of the Netherlands, having its corporate seat (statutaire zetel) in Amsterdan, the Netherlands, and with business address at: Schrijnwerkersweg 6,1786 PC Den Helder, the Netherlands, registered with the trade register of the Chamber of Commerce (Kamer van Koophandel) under number: 34231980, this company hereinafter referred to as: the “company”, were established by a deed of incorporation executed on the twenty-fourth day of August, two thousand and five, before G. Strang, civil law notary in Amsterdam, the Netherlands. The at time required ministerial declaration of no-objection was acquired on the twenty-third day of August, two thousand and five, under number B.V. 133.5989. The company’s articles of association now read as established in the abovementioned document. 2. Resolution to amend the articles of association. According to the attached written resolution, hereinafter: the “Resolution”, the sole shareholder of the company resolved on the eleventh day of August, two thousand and fourteen to fully amend the company’s articles of association and to have this deed executed. 3. Amendment of the articles of association. Pursuant to the Resolution, the appearing person declared to fully amend the company’s articles of association as follows: “ARTICLES OF ASSOCIATION CHAPTER DIVISION These articles are divided into the following chapters: Chapter 1. General provisions Chapter 2. Name, registered office, objects Chapter 3. Capital, shares, payment obligation, registers Chapter 4. Usufruct, pledge, depositary receipts for shares Chapter 5. Share capital movements Document number: 1157570

2 Chapter 6. Transfer of shares Chapter 7. Shareholders’ rights Chapter 8. General meeting Chapter 9. Management board Chapter 10. Financial year, annual report, financial statements, discharge from liability Chapter 11. Profit, profit appropriation and distributions CHAPTER 1. DEFINITIONS Article 1.1 - Definitions In these articles of association, the terms set out below have the following meanings: share: a transferable registered share in the capital of the company, which share entails the right to vote and/or the entitlement to distributions of profit or of reserves; shareholder: a holder of one or more shares; accountant: a registered accountant or other accountant (as referred to in Section 2:393 of the Dutch Civil Code) or an organization in which such accountants participate; general meeting: (i) the corporate body composing of all shareholders with the right to vote as well as pledgees (pandhouders) and usufructuaries (vruchtgebruikers) who have the right to vote respectively (ii) a meeting of shareholders and other persons who have the right to attend the meeting (vergadergerechtigden); article: an article included in the company’s articles of association, unless explicitly stipulated otherwise; management board: the corporate body composed of all managing directors as meant by article 9.1; transfer restrictions: the provisions concerning a restriction on the transferability of a share, as referred to in article 6.2; financial statements: the balance sheet and the profit and loss accounts with explanatory notes; written/in writing: by letter, fax or email or message transmitted through any other current means of communication, which can be received in written form, provided that the identity of the sender can be established with adequate certainty (unless otherwise provided in these articles of association); company: the private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) which is governed by these articles of association; attendees to the general meeting: holders of the right to attend the general meeting; in these articles of association means: shareholders who have the right to vote, shareholders who, pursuant to a right of usufruct or pledge, do not have the right to vote, and usufructuaries and pledgees who have the right to vote and those whose right to attend general meetings has not been Document number: 1157570

3 suspended; right to attend general meetings: the right to attend and address the general meeting, in person or by written proxy. Article 1.2 - Corporate structure The company has two corporate bodies, comprising of the general meeting and the management board. Article 1.3 - Interpretation a. Definitions in the singular form include the plural form and vice versa, unless explicitly stipulated otherwise. b. Headings inserted above the provisions of these articles of association have no independent meaning. Article 1.4 – Sole shareholder company Legal acts performed by the company in respect of the holder of all the shares in the company’s capital - by which the company is represented by such shareholder - shall be laid down in writing, unless these legal acts, under the stipulated conditions, form part of the company’s day-to-day business operations. Article 1.5 – Governing law These articles of association shall be governed by Dutch law. CHAPTER 2. NAME, REGISTERED OFFICE, OBJECTIVES Article 2.1 - Name and registered office 1. The name of the company is: Weatherford Netherlands B.V. 2. The company has its registered office in Amsterdam, the Netherlands. Article 2.2 - Objectives The company’s objectives are: a. to produce, manufacture and process, to render services with respect to the purchase or in any other manner obtain, pack, sell, import, export, trade in and in any other manner turnover or dispose raw materials and industrial products. b. to incorporate, to finance, to participate in, to manage and to supervise companies and other enterprises; c. to raise funds by way of bank loans, by way of issue of securities (bonds or notes), or by borrowing moneys in any other way, to lend moneys, to provide guarantees including guarantees for debts of other persons, and to bind the company jointly or severally with or for others in any other way; d. to acquire, to dispose of, to manage, to exploit, to develop, and to commercialize in any other way real estate, securities and any other assets, including patents, permits, copyrights, trademarks, licenses, secret processes or formula’s, designs and other industrial and intellectual property rights; e. to render administrative, technical, financial, economic, commercial or managerial services to companies, partnerships and other enterprises; f. to engage in all activities, whether or not in collaboration with others, which directly and indirectly relate to those objects, all this in the broadest Document number: 1157570

4 sense. CHAPTER 3. CAPITAL, SHARES, OBLIGATION OF PAYMENT ON SHARES, REGISTER OF THE COMPANY Article 3.1 - Capital 1. The company has a capital divided into one or more shares. 2. Each share has a nominal value of one hundred Euro (EUR 100). Article 3.2 – Registered shares, numbering, no share certificates 1. The shares are registered. 2. The shares are numbered consecutively from 1 onwards. 3. Share certificates shall not be issued. Article 3.3 – Obligation of payment on shares 1. The provisions of Sections 2:191 up to and including 2:191(b), Section 2:193 and Section 2:199 of the Dutch Civil Code shall apply to the obligation to pay up shares. 2. The general meeting may resolve that the shares may be paid up other than in cash. Article 3.4 – Register of the company 1. The management board must keep a register of the company, to which the provisions of Section 2:194 of the Dutch Civil Code shall apply. 2. Each shareholder, usufructuary and pledgee is obliged to ensure that his address is known to the company. Notices made on behalf of the company will be sent to the address included in the register of the company. CHAPTER 4. RIGHT OF USUFRUCT, RIGHT OF PLEDGE, DEPOSITARY RECEIPTS OF SHARES Article 4.1 – Limited rights, notarial deed The vesting of a limited right on a share and the transfer thereof shall require a notarial deed (notariële akte), executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned. Article 4.2 – Right of usufruct 1. A right of usufruct may be vested on the shares. 2. A usufructuary without voting rights shall not have the right to attend general meetings. 3. In all other respects, the provisions of Section 2:197 of the Dutch Civil Code apply to the usufruct. Article 4.3 – Right of pledge 1. A right of pledge may be vested on the shares. 2. A pledgee without voting rights shall not have the right to attend general meetings. 3. In all other respects, the provisions of Section 2:198 of the Dutch Civil Code apply to the right of pledge. Article 4.4 - Depositary receipts of shares The right to attend general meetings shall not be attached to depositary Document number: 1157570

5 receipts of shares. CHAPTER 5. CHANGES IN THE CAPITAL Article 5.1 – Issuance; notarial deed The issuance of a share requires a notarial deed, executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned. Article 5.2 - Issuance, authorized corporate body The general meeting shall resolve to an issuance of shares. Article 5.3 - Conditions of issuance On adoption of a resolution to issue shares, the subscription price for the shares and the other conditions of the issuance shall also be determined. The subscription price may not be below par. Article 5.4 – Pre-emptive right in respect of an issue The statutory pre-emption right may, each time for a specific issuance, be limited or excluded by the general meeting. Article 5.5 - Options The provisions of articles 5.2 up to and including 5.4 apply mutatis mutandis to the granting of rights to subscribe for shares, but do not apply to the issuance of shares to a person exercising a previously acquired right to subscribe to shares. Article 5.6 - Acquisition of own shares 1. The company may not subscribe for shares in its own capital upon the issuance of shares. 2. The management board decides on a repurchase of shares by the company in its own capital. 3. An acquisition by the company of not fully paid up shares in its own capital shall be null and void. Unless acquired for no consideration, the company may not acquire fully paid-up shares in its own capital, if its net assets (eigen vermogen) less the acquisition price is less than the reserves which must be maintained by law or under the articles of association or if the management board knows or could reasonably foresee (weet of redelijkerwijs behoort te voorzien) that as a result of the acquisition the company will not be able to continue to pay its due and payable debts (opeisbare schulden). 4. The previous paragraphs do not apply to shares acquired by the company under universal title (algemene titel). 5. Where reference is made in this article to shares this also includes reference to depositary receipts thereof. Article 5.7 – Transfer by the company of its own shares 1. Transfer of shares held by the company in its own capital shall take place with due observance of the provisions of the transfer restrictions. 2. Where reference is made in this article to shares this also includes reference to depositary receipts thereof. Document number: 1157570

 6 Article 5.8 – Capital reduction 1. The general meeting may resolve to reduce the issued capital with due observance of the provisions of Section 2:208 of the Dutch Civil Code. 2. A resolution to repayment or release of the obligation to pay up shares as meant in Section 2:208 of the Dutch Civil Code is only permitted, to the extent the net assets exceed the reserves which must be maintained pursuant to the law or the articles of association. 3. A resolution of the general meeting shall not have effect as long as the management board has not given its approval thereto. The management board will only refrain from giving its approval if the management board knows or could reasonably foresee that, after the distribution, the company will not be able to continue to pay its debts that are due and payable. CHAPTER 6. TRANSFER OF SHARES Article 6.1 – Transfer of shares; notarial deed The transfer of a share, which includes a transfer under the title of a repurchase (inkoop) or a sale by the company of shares held in its own capital, requires a notarial deed, executed before a civil-law notary officiating in the Netherlands, the parties to which deed shall be the persons concerned. Article 6.2 - Transfer restrictions; approval procedure 1. Each transfer of shares requires the approval of the general meeting. 2. A shareholder who wishes to transfer shares, hereinafter referred to as: the “applicant”, shall request written approval to do so from the management board, stating the shares he wishes to transfer and, if known, the name of the person or persons to whom the applicant wishes to transfer the shares. 3. The management board is obliged to convene a general meeting, to be held within four weeks after receiving the request. 4. Within five weeks after receiving the request, it shall be decided on and the applicant shall be informed of the decision in writing. If a decision is not taken, approval will be deemed to have been granted. 5. If the general meeting refuses to grant approval, it shall designate one or more prospective buyers who are prepared and able to purchase all the shares to which the request relates on payment in cash, hereinafter referred to as: the “prospective buyers”. If no prospective buyers are designated or if, when the applicant is informed of the decision, no prospective buyers are mentioned, the requested approval will be deemed to have been granted. 6. If the requested approval is granted or deemed to have been granted, the transfer to which the request relates shall be effected within three months. 7. After mutual consultation, the parties will determine the price of the shares offered by agreement. If the parties fail to reach agreement on the price within four weeks after the notification referred to in paragraph 4 of this article has been sent, the price will be determined by three experts, of Document number: 1157570

 7 which at least one shall be an accountant, to be appointed at the request of either party by the District Court (kantonrechter) of the jurisdiction in which the company has its registered office, unless one or more experts are appointed by the parties in mutual consultation. 8. The applicant will at any moment have the right to withdraw, provided he does so within one month after it has become known to him to which prospective buyers he can transfer all the shares to which the offer relates and at what price. 9. After expiry of the period referred to in the previous paragraph, the shares shall be transferred within four weeks, on payment in cash of the price due, unless the parties have agreed otherwise as far as the payment is concerned. 10. All written notifications referred to in this article may only be sent by registered letter, by means of a bailiff’s notification or by recorded delivery. CHAPTER 7. SHAREHOLDERS’ RIGHTS, OBLIGATIONS AND REQUIREMENTS Article 7.1 - Effect of the transfer towards the company The transfer of a share or the transfer of a limited right thereto in accordance with the provisions of the previous chapter has effect vis-à-vis the company by operation of law. Unless the company is a party to the legal act, the rights attached to the shares cannot be exercised until the company has either acknowledged the legal act or has been served with the deed or has acknowledged the legal act by recording it in the register of the company. Article 7.2 – Share in community If a share, a limited right thereto or a depositary receipt for a share to which a right to attend meetings is attached forms part of a community (gemeenschap), which is not a statutory community as referred to in Book 1 of the Dutch Civil Code, the joint owners may only be represented towards the company by one person designated in writing for this purpose. Article 7.3 – Shareholder’s obligations and requirements None of the obligations and/or requirements as meant in Section 2:192 paragraph 1 sub a or 2:192 paragraph 1 sub b of the Dutch Civil Code are attached to the shareholding. CHAPTER 8. GENERAL MEETING Article 8.1 – General meeting During each financial year at least one general meeting shall be held or at least one resolution shall be taken in accordance with article 8.7. Article 8.2 - Place of the meeting 1. A general meeting shall be held in the place where the company has its registered office or Den Helder, the Netherlands. 2. A general meeting may be held elsewhere provided that all holders of the right to attend general meetings have given their consent thereto and - Document number: 1157570

 8 prior to the decision making - the managing directors have been given the opportunity to render advice. Article 8.3 – Convocation 1. The management board and each attendee to the general meeting is authorized to convene a general meeting. 2. General meetings shall be convened by convening notices addressed to the addresses of the shareholders and other attendees to the general meeting, as listed in the register of the company. Convocation shall take place within a notice period of at least eight days, excluding the day on which the general meeting is convened and that on which the general meeting is held. If a shareholder or another attendee to the general meeting consents hereto, convocation may also take place by an electronic, legible and reproducible message to the address made known to the company for this purpose by the shareholder respectively by the other attendees to the general meeting. The convening notice shall specify the matters to be discussed. Article 8.4 – Attending; addressing; voting right; advisory right 1. Each attendee to the general meeting is authorised to attend and address the general meeting. 2. Each shareholder as well as each usufructuary and pledgee who has the right to vote, is authorised to exercise the voting rights at the general meeting, subject to the provisions of Section 2:228 paragraph 6 of the Dutch Civil Code. 3. Managing directors have the right to attend the general meeting and as such have an advisory vote. 4. The powers referred to in the previous paragraphs may also be exercised through electronic means of communication, provided that the provisions of Section 2:227a, paragraph 2 of the Dutch Civil Code are complied with. The management board may impose terms and conditions to the use of electronic means of communication. These terms and conditions must be disclosed in the convening notice. 5. The right to attend a general meeting and the voting rights may be exercised by a written proxy holder. Article 8.5 – Chairmanship and minutes The general meeting appoints its chairman. Unless a notarial record is drawn up, minutes of the proceedings of each general meeting shall be kept by a secretary designated thereto by the chairman. The chairman may also designate himself for this purpose. The minutes shall be adopted by the chairman and the secretary and then signed by the chairman and secretary of that meeting as confirmation. Article 8.6 – Adopting resolutions 1. Each share gives the right to cast one vote. 2. All resolutions shall be adopted by an absolute majority (volstrekte Document number: 1157570

 9 meerderheid) of the votes cast. 3. In case of a tie voting with respect to the election of persons, lots must be drawn to decide who has been elected. In case of a tie voting with respect to any other proposal, such proposal shall be deemed rejected. 4. No votes shall be cast at the general meeting in respect of a share held by the company or by one of its subsidiaries. 5. Blank votes, invalid votes and abstentions shall be regarded as not having been cast. Article 8.7 – Adopting resolutions without holding a general meeting Shareholders may adopt resolutions without holding a general meeting, provided that all attendees to the general meetings have consented to this manner of adopting resolutions in advance and in writing. Such consent may be given electronically. The votes shall be cast in writing. The votes may also be cast electronically. The requirement that votes shall be cast in writing will also be met if the resolution is recorded in writing or electronically, which resolution specifies the manner in which each shareholder has cast his vote. Prior to the adoption of the proposed resolutions, the managing directors shall be given the opportunity to render their advice. CHAPTER 9. MANAGEMENT BOARD Article 9.1 - Composition 1. The management board consists of one (1) or more (legal) persons. 2. The number of managing directors is determined by the general meeting. Article 9.2 – Appointment, suspension and dismissal 1. Managing directors are appointed by the general meeting. 2. At least half of the managing directors shall be Dutch residents. 3. Managing directors may be suspended or dismissed by the general meeting. Article 9.3 - Remuneration The general meeting shall determine the remuneration and further terms and conditions of employment of each managing director. Article 9.4 – Duties of the management board and division of duties 1. The management board is charged with the management of the company. 2. In the performance of their duties, the managing directors shall act in the interest of the company and its affiliated business. 3. The management board shall meet whenever a managing director so requires but at least once during each financial year. 4. Meetings of the management board shall be held in the place where the company has its statutory seat or any other place in the Netherlands. 5. Each managing director may cast one vote. 6. The management board must adopt resolutions by an absolute majority of votes in a meeting in which at least half of the managing directors are present or represented. 7. A managing director may not take part in the discussions and the adoption Document number: 1157570

 10 of resolutions (beraadslaging en besluitvorming) if he has a direct or indirect personal interest conflicting with the interests of the company and its affiliated business. If a board resolution cannot be adopted as a result thereof, the management board shall nevertheless be authorized to adopt the board resolution if the quorum mentioned as referred to in paragraph 6 of this article is met. Article 9.5 Representation 1. The management board represents the company. 2. The authority to represent the company is also vested in each managing director acting solely. 3. The authority to represent the company is furthermore vested in persons appointed for this purpose by the management board, within the limits of the power of attorney. Article 9.6 - Absence or inability to act 1. If one or more managing directors are absent or unable to act, the remaining managing directors, or the sole remaining managing director, shall be temporarily charged with the management of the company. If all the managing directors re absent or unable to act, a person can be appointed by the general meeting for this purpose and will be temporarily, for the duration of the absence of the inability to act, charged with the management of the company. 2. ‘Absent’ is understood to mean suspension and in case for whatever reason during a consecutive period of at least seventy-two hours the company cannot contact a managing director, with the provision that the general meeting can decide another period is applicable. CHAPTER 10. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISCHARGE Article 10.1 – Financial year The company’s financial year coincides with the calendar year. Article 10.2 – Financial statements and annual report 1. Annually, within five months after the end of the company’s financial year, unless this period has been extended by the general meeting by a maximum of six months on account of special circumstances, the management board shall prepare the financial statements and also, unless Sections 2:403 or 2:396 paragraph (7) of Book 2 of the Dutch Civil Code apply to the company, the annual report The financial statements must be signed by all the managing directors in office. If the signature of one or more managing directors is missing, the reason thereof shall be stated. 2. The company shall ensure that the financial statements, the annual report and the supplemental information to be included pursuant to Section 2:392(1) of the Dutch Civil Code are available for inspection at its offices. 3. The financial statements shall be adopted by the general meeting. After the proposal to adopt the financial statements has come up for discussion, a Document number: 1157570

 11 proposal will be made to the general meeting to grant discharge to the managing directors for the conducted management in the relevant financial year, in so far as the conducted management is evident from the financial statements or from the annual report or in so far the conducted management has been made known to the general meeting. If all shareholders are also the managing directors of the company, the signing of the financial statements by all the managing directors shall also constitute adoption as referred to in the first sentence of this paragraph, provided that all the other attendees to the general meeting have been provided with the opportunity to inspect the financial statements and have agreed to this manner of adoption as referred to in Article 8.7. Such adoption will also serve as a discharge for the managing directors. CHAPTER 11. PROFIT, DISTRIBUTIONS AND INTERIM DISTRIBUTIONS Article 11.1 – Profit and distributions 1. The general meeting is authorized to appropriate the profit determined by the adoption of the financial statements and to adopt resolutions regarding distributions, to the extent the net assets exceed the reserves which must be maintained by law or the articles of association. 2. A resolution to make a distribution shall not have any effect as long as the management board has not given its approval. The management board will only refrain from giving its approval if it knows or ought to reasonably foresee that, after the distribution, the company will not be able to continue to pay its debts that are due and payable. 3. In calculating the profit appropriation, shares held by the company in its own capital shall not be taken into account. Article 11.2 - Interim distributions The general meeting is authorized to adopt resolutions regarding interim distributions. The provisions of Article 11.1, paragraph 2 apply mutatis mutandis.” ATTACHMENTS To this deed a (fax) copy of the Resolution is attached. END The appearing person is known to me, civil-law notary. WITNESSED THIS DEED, the original of which was drawn up and executed in The Hague, the Netherlands, on the date first written above. Prior to the execution of this deed, I, civil-law notary, informed the appearing person of the substance of the deed and gave her an explanation thereon, and furthermore pointed out the consequences which will result from this deed. Subsequently, the appearing person declared to have taken note of the contents of this deed after timely being given the opportunity thereto and waived a full reading of this deed. Immediately after a limited reading, this deed was signed by the appearing person and me, civil-law notary at ten hours. Document number: 1157570